Exhibit 99.1

Cypress Sharpridge Investments, Inc. Announces Third Quarter 2010 Financial Results

For Immediate Release

NEW YORK, NY – October 20, 2010 – Cypress Sharpridge Investments, Inc. (NYSE: CYS) (“CYS” or the “Company”) today announced financial results for the quarter ended September 30, 2010.

Third Quarter 2010 Highlights

•	Raised approximately $184.7 million of net proceeds through a public offering of common stock that closed on September 24, 2010.

•	GAAP net income of $1.9 million, or $0.05 per diluted share.

•	Core Earnings of $7.7 million, or $0.24 per diluted share.

•

A component of the Company’s net income for the quarter was $11.3 million, or $0.38 per diluted share, of appreciation on forward purchases that are accounted for as unrealized appreciation on our statement of operations and therefore excluded from our Core Earnings.

•	September 30, 2010 net asset value of $12.53 per share after declaring a $0.60 dividend per share on September 9, 2010.

•	Interest rate spread net of hedge of 1.91.

•	Weighted–average amortized cost of Agency RMBS of $102.5.

•	Non-investment expenses as a percentage of net assets of 2.64%.

Public Offering

On September 24, 2010, the Company successfully completed a public offering of 14,950,000 shares of common stock, raising approximately $184.7 million of net proceeds, bringing the total number of shares of common stock outstanding to 44,659,508 at September 30, 2010. As part of the Company’s plan to invest the net proceeds of the offering, the Company entered into several forward settling purchases. In addition to forward purchases made with the September 24, 2010 offering, as of September 30, 2010 the Company also had forward purchases from the June 30, 2010 public offering and forward purchases made in the ordinary course of business. As of September 30, 2010 the Company had the following forward settling purchases:

Forward Settling Purchases	Settle Date	Par Amount	Payable
Fannie Mae - 20 Year 4% Fixed	10/13/2010	$200,000,000	$203,515,625
Fannie Mae - 20 Year 4.5% Fixed	10/13/2010	50,000,000	52,125,000
Fannie Mae - 15 Year 4% Fixed	10/18/2010	30,270,193	31,741,556
Freddie Mac - 15 Year 4% Fixed	10/18/2010	75,456,763	79,124,538
Fannie Mae - 30 Year 3.405% Hybrid ARM	10/21/2010	138,000,000	140,872,125
Fannie Mae - 30 Year 3.55% Hybrid ARM	10/21/2010	25,000,000	25,542,969
Fannie Mae - 30 Year 3.55% Hybrid ARM	10/21/2010	25,000,000	25,550,781
Fannie Mae - 30 Year 3.583% Hybrid ARM	10/21/2010	50,329,870	51,656,845
Fannie Mae - 30 Year 3.6% Hybrid ARM	10/21/2010	25,074,329	25,747,418
Fannie Mae - 30 Year 3.615% Hybrid ARM	10/21/2010	50,000,000	51,187,500
Fannie Mae - 30 Year 3.69% Hybrid ARM	10/21/2010	50,162,472	51,672,206
Fannie Mae - 30 Year 3.7% Hybrid ARM	10/21/2010	25,000,000	25,718,750

Forward Settling Purchases	Settle Date	Par Amount	Payable
Fannie Mae - 30 Year 3.779% Hybrid ARM	10/21/2010	$14,919,856	$15,390,033
Fannie Mae - 30 Year 3.69% Hybrid ARM	10/22/2010	49,809,516	51,142,512
Fannie Mae - 30 Year 3.63% Hybrid ARM	10/29/2010	60,000,000	61,490,625
Fannie Mae - 20 Year 4.5% Fixed	11/10/2010	50,000,000	52,064,063
Fannie Mae - 30 Year 4.5% Fixed	11/10/2010	175,000,000	182,087,500
Fannie Mae - 15 Year 4% Fixed	11/16/2010	225,000,000	235,335,938
Fannie Mae - 30 Year 3.01% Hybrid ARM	11/22/2010	60,000,000	62,167,850
Fannie Mae - 30 Year 3.2% Hybrid ARM	11/22/2010	50,000,000	51,905,833
Fannie Mae - 30 Year 3.338% Hybrid ARM	11/22/2010	58,837,734	61,315,004
Fannie Mae - 20 Year 4% Fixed	12/13/2010	75,000,000	76,541,016
Fannie Mae - 30 Year 3.25% Hybrid ARM	12/14/2010	50,000,000	51,715,071
Fannie Mae - 15 Year 3.5% Fixed	12/16/2010	400,000,000	408,786,456
Fannie Mae - 15 Year 4% Fixed	12/16/2010	50,000,000	52,263,021
Fannie Mae - 30 Year 3.05% Hybrid ARM	12/21/2010	50,000,000	51,768,372
Fannie Mae - 30 Year 3.1% Hybrid ARM	12/21/2010	45,000,000	46,578,115
Fannie Mae - 30 Year 3.3% Hybrid ARM	12/21/2010	50,000,000	52,068,229
Fannie Mae - 30 Year 3.084% Hybrid ARM	12/22/2010	195,000,000	202,053,474
Fannie Mae - 30 Year 3.2% Hybrid ARM	12/23/2010	100,000,000	103,633,056
Fannie Mae - 30 Year 3.25% Hybrid ARM	1/25/2011	50,000,000	51,873,958

Total		$2,552,860,733	$2,634,635,439

Third Quarter 2010 Results

The Company had net income of $1.9 million during the third quarter of 2010, or $0.05 per diluted share, compared to $27.6 million, or $1.46 per diluted share, in the second quarter of 2010. During the third quarter of 2010, the Company had Core Earnings of $7.7 million, or $0.24 per diluted share, compared to $11.0 million, or $0.58 per diluted share, in the second quarter of 2010. Core Earnings represents a non-GAAP financial measure and is defined as net income (loss) excluding (i) net realized gain (loss) on investments and termination of swap contracts and (ii) net unrealized appreciation (depreciation) on investments and swap and cap contracts. The quarter-over-quarter decrease in Core Earnings was generally the result of an increase in interest expense on interest rate swap and cap contracts entered into to hedge forward settling purchases which are not yet generating interest income. At September 30, 2010 we had $2,190.0 million of interest rate swaps and $200.0 million interest rate caps compared to $1,140.0 million of interest rate swaps at June 30, 2010.

During the second and third quarters of 2010, the Company utilized forward settling purchases to deploy the majority of the proceeds from its June and September 2010 public offerings. The benefit of purchasing assets in forward settling transactions is that the Company can obtain an asset at a discount (also referred to as “drop”) to its current market value; however, the Company does not receive any interest income on the asset until the forward transaction settles. Obtaining the asset at a discount to market value reduces the impact of prepayments and is accretive to net asset value.

Appreciation on forward purchases is a component of our net income accounted for as unrealized appreciation on our statement of operations and therefore excluded from our Core Earnings. During the third quarter of 2010 the Company generated income of approximately $11.3 million, or $0.38 per diluted share, in appreciation on forward purchases compared to approximately $0.9 million, or $0.05 per diluted share, during the second quarter of 2010. During the third quarter of 2010 the Company made forward purchases of approximately $2.6 billion with a weighted average drop of approximately 0.24 points per month compared to approximately $0.6 billion with a weighted average drop of approximately 0.23 points per month during the second quarter of 2010.

The Company’s interest rate spread net of hedge decreased to 1.91% for the third quarter of 2010 from 2.83% in the second quarter of 2010. This decrease is due to hedging forward settling purchases described above. During the third of 2010 quarter the average cost basis of the Company’s settled Agency RMBS was $1,736.6 million, average unsettled Agency RMBS was $1,544.3 million and average total Agency RMBS was $3,280.9 million. By applying total net swap and cap interest expense of $4.8 million for the third quarter of 2010 pro rata over settled and unsettled positions, swap and cap interest expense was $2.5 million relating to our settled Agency RMBS. The result is an adjusted interest rate spread net of hedge of 2.55%. We believe that this spread is generally more reflective of the economic return of our assets as well as what we expect our interest rate spread net of hedge to be once the forward purchases settle.

The Company received $1.4 million of distributions from CLOs of which $0.8 million were accounted for as a reduction of their cost basis and thereby excluded from our interest income and Core Earnings. This compared to distributions from CLOs of $1.8 million of which $1.1 million were accounted for as a reduction of their cost basis for the second quarter of 2010.

The Company’s net asset value per share on September 30, 2010 was $12.53 after declaring a $0.60 dividend per share on September 9, 2010, compared with $13.15 at June 30, 2010.

The Company’s non-investment expenses as a percentage of net assets was 2.64% for the quarter, compared to 3.21% in the second quarter of 2010. This change was primarily the result of the impact of the increase in net assets. During the third quarter of 2010 average net assets were $409.0 million compared to $260.7 million for the second quarter of 2010.

	Three Months Ended
Key Portfolio Statistics*	September 30, 2010	June 30, 2010
Average Agency RMBS(1)	$1,736,623,107	$1,661,529,971
Average repurchase agreements	1,406,199,944	1,473,952,875
Average net assets	409,020,468	260,661,753
Average yield on Agency RMBS (2)	3.58%	3.98%
Average cost of funds and hedge (3)	1.67%	1.15%
Interest rate spread net of hedge (4)	1.91%	2.83%
Non-Investment expense ratio	2.64%	3.21%
Leverage ratio (at period end) (5)	7.5:1	5.3:1

(1)	Our average Agency RMBS for the period was calculated by averaging the cost basis of our settled Agency RMBS during the period.
(2)	Our average yield on Agency RMBS for the period was calculated by dividing our interest income from Agency RMBS by our average Agency RMBS.
(3)	Our average cost of funds and hedge for the period was calculated by dividing our total interest expense, including our net swap and cap interest income (expense), by our average repurchase agreements.
(4)	Our interest rate spread net of hedge for the period was calculated by subtracting our average cost of funds and hedge from our average yield on Agency RMBS.
(5)	Our leverage ratio was calculated by dividing total liabilities by net assets.
*	All percentages are annualized.

Prepayments

The portfolio recorded $114.9 million in scheduled and unscheduled principal repayments and prepayments, and net amortization of premium (including paydown losses) of $2.0 million for the quarter ended September 30, 2010. This compared to $118.5 million in scheduled and unscheduled principal repayments and prepayments, and net amortization of premium (including paydown losses) of $1.2 million for the quarter ended June 30, 2010. While prepayments were lower in the third quarter compared to the second quarter, the net amortization of premium actually increased in the third quarter due to securities with a higher cost basis paying down faster in the third quarter as compared to the second quarter.

Dividend

The Company declared a common dividend of $0.60 per share with respect to the quarter ended September 30, 2010, the same as the $0.60 per share for the quarter ended June 30, 2010. Using the closing share price of $13.35 on September 30, 2010, the third quarter dividend equates to an annualized dividend yield of 18.0%.

Portfolio

At September 30, 2010, the Company’s $4.5 billion portfolio of Agency RMBS was backed by hybrid adjustable-rate mortgages (“ARMs”) with 0 to 84 months to reset (“Hybrid ARMs”) and fixed-rate mortgages. Additional information about our Agency RMBS portfolio at September 30, 2010 is summarized below:

	Par Value	Fair Value	Weighted Average
Asset Type	(in thousands)		Cost/Par	Fair Value/Par	MTR(1)		Coupon	CPR(2)
Hybrid ARMs	1,974,360	2,059,576	102.65	104.32	64.6		3.46%	21.6%
15-Year Fixed Rate	1,694,148	1,768,505	102.47	104.39	NA		4.11%	15.4%
20-Year Fixed Rate	654,609	682,084	102.40	104.20	NA		4.14%	1.7%
30-Year Fixed Rate	25,094	26,949	100.94	107.39	NA		6.00%	18.3%

Total/Weighted-Average	$4,348,211	$4,537,114	$102.53	$104.34	64.6	(3)	3.83%	16.1%

(1)

“Months to Reset” is the number of months remaining before the fixed rate on a hybrid ARM becomes a variable rate. At the end of the fixed period, the variable rate will be determined by the margin and the pre-specified caps of the ARM.

(2)

“Constant Prepayment Rate” is a method of expressing the prepayment rate for a mortgage pool that assumes that a constant fraction of the remaining principal is prepaid each month or year. Specifically, the constant prepayment rate is an annualized version of the prior three month prepayment rate. Securities with no prepayment history are excluded from this calculation.

(3)	Weighted average months to reset of our Hybrid ARM portfolio.

Financing, Leverage & Liquidity

At September 30, 2010, the Company had financed its portfolio with approximately $1.5 billion of borrowings under repurchase agreements with a weighted-average interest rate of 0.29% and a weighted-average maturity of approximately 29.71 days. In addition, the Company had payable for securities purchased of $2,634.6 million. The Company’s leverage ratio at September 30, 2010 was 7.5 to 1. At September 30, 2010, the Company’s liquidity position was approximately $432.6 million, consisting of unpledged Agency RMBS, cash and cash equivalents. Below is a list of outstanding repurchase agreements at September 30, 2010.

Counterparty	Total Outstanding Borrowings	% of Total	Amount at Risk (1)	Weighted Average Maturity in Days
Bank of America Securities LLC	$68,643,000	4.6%	$4,621,816	13
Barclays Capital, Inc.	66,080,889	4.4%	3,611,484	9
BNP Paribas	91,392,000	6.1%	4,903,096	77
Cantor Fitzgerald & Co.	123,214,000	8.2%	6,871,961	18
Credit Suisse First Boston	210,798,173	14.1%	8,972,584	15
Daiwa Securities America, Inc.	59,362,000	4.0%	3,436,558	13
Deutsche Bank Securities, Inc.	138,053,000	9.2%	9,073,270	8
Goldman Sachs Group, Inc.	154,317,000	10.3%	8,425,656	67
Greenwich Capital Markets, Inc.	119,172,193	7.9%	8,298,767	12
Guggenheim Liquidity Services, LLC	107,267,000	7.2%	5,935,690	53
ING Financial Markets LLC	37,974,000	2.5%	2,050,509	76
Jefferies & Company, Inc.	22,959,000	1.5%	1,272,159	12
LBBW Securities LLC	46,984,000	3.1%	2,315,404	12
MF Global, Ltd	92,922,000	6.2%	5,018,730	42
Mizuho Securities USA, Inc.	41,245,000	2.8%	2,333,874	20
Nomura Securities International, Inc.	51,710,000	3.5%	3,300,934	27
South Street Securities LLC	66,612,000	4.4%	3,485,498	20

	$1,498,705,255	100.0%	$83,927,990

(1)	Equal to the fair value of pledged securities plus accrued interest income, minus the sum of repurchase agreement liabilities and accrued interest expense.

Hedging

The Company utilizes interest rate swap and cap contracts to hedge the interest rate risk associated with the financed portion of its Agency RMBS portfolio. At September 30, 2010, the Company had entered into nine interest rate swap contracts with an aggregate notional amount of $2.2 billion, a weighted average fixed rate of 1.507% and a weighted average expiration of 3.4 years. At September 30, 2010, the Company had entered into one interest rate cap contract with a notional amount of $0.2 billion, a cap rate of 2.0725% and an expiration of 4.3 years. These interest rate swap and cap contracts are described below:

As of September 30, 2010

Interest Rate Swaps Counterparty	Expiration Date	Pay Rate	Receive Rate	Notional Amount	Fair Value
Deutsche Bank Group	May, 2013	1.7050%	3-Month LIBOR	$240,000,000	$(5,866,739)
The Royal Bank of Scotland plc	May, 2013	1.6000%	3-Month LIBOR	100,000,000	(2,182,866)
The Royal Bank of Scotland plc	June, 2013	1.3775%	3-Month LIBOR	300,000,000	(4,782,672)
The Royal Bank of Scotland plc	July, 2013	1.3650%	3-Month LIBOR	300,000,000	(4,601,723)
The Royal Bank of Scotland plc	May, 2014	1.8825%	3-Month LIBOR	200,000,000	(5,836,343)
The Royal Bank of Scotland plc	July, 2014	1.7200%	3-Month LIBOR	100,000,000	(2,286,547)
Nomura Global Financial Products, Inc.	July, 2014	1.7325%	3-Month LIBOR	250,000,000	(5,762,904)
Deutsche Bank Group	August, 2014	1.3530%	3-Month LIBOR	200,000,000	(1,612,150)
Goldman Sachs	September, 2014	1.3120%	3-Month LIBOR	500,000,000	(2,641,265)

				$2,190,000,000	$(35,573,209)

Interest Rate Caps Counterparty	Expiration Date	Cap Rate	Notional Amount	Fair Value
The Royal Bank of Scotland plc	December, 2014	2.0725%	$200,000,000	$2,809,839

Conference Call

The Company will host a conference call at 9:00 AM Eastern Time on Thursday, October, 21, 2010, to discuss its financial results for the quarter ended September 30, 2010. To participate in the event by telephone, please dial 888.396.2384 at least 10 minutes prior to the start time and reference the conference passcode 86346959. International callers should dial 617.847.8711 and reference the same passcode. The conference call will also be webcast live over the Internet and can be accessed at the Company’s Web site at www.cysinv.com. To listen to the live webcast, please visit www.cysinv.com at least 15 minutes prior to the start of the call to register, download, and install necessary audio software. A dial-in replay will be available on Thursday, October 21, 2010, at approximately 12:00 PM Eastern Time through Thursday, November 4, 2010, at approximately 11:00 AM Eastern Time. To access this replay, please dial 888.286.8010 and enter the conference ID number 55947717. International callers should dial 617.801.6888 and enter the same conference ID number. A replay of the conference call will also be archived on the Company’s website at www.cysinv.com.

About Cypress Sharpridge Investments, Inc.

Cypress Sharpridge Investments, Inc. is a specialty finance company that invests on a leveraged basis in residential mortgage pass-through certificates for which the principal and interest payments are guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae. The Company refers to these securities as Agency RMBS. Cypress Sharpridge Investments, Inc. has elected to be taxed as a real estate investment trust for federal income tax purposes.

Forward Looking Statements Disclaimer

This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. These forward-looking statements relate to our interest rate spread, net of hedge. Forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us, including those described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2010, each of which has been filed with the Securities and Exchange Commission. If a change occurs, these forward-looking statements may vary materially from those expressed in this release. All forward-looking statements speak only as of the date on which they are made. Except as required by law, we are not obligated to, and do not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CYPRESS SHARPRIDGE INVESTMENTS, INC.

STATEMENTS OF ASSETS AND LIABILITIES (UNAUDITED)

	September 30, 2010	June 30, 2010
ASSETS:
Investments in securities, at fair value (cost, $4,481,112,543 and $2,242,981,687 respectively)	$4,554,195,328	$2,297,490,481
Interest rate cap, at fair value (cost, $4,344,623 and $— , respectively)	2,809,839	—
Cash and cash equivalents	2,101,437	140,625,097
Receivable for securities sold	184,169,565	2,125,012
Interest receivable	10,292,915	6,620,928
Prepaid insurance	593,001	815,377

Total assets	4,754,162,085	2,447,676,895

LIABILITIES:
Repurchase agreements	1,498,705,255	1,447,600,123
Interest rate swap contracts, at fair value (cost, $0)	35,573,209	9,056,666
Payable for securities purchased and termination of swap contract	2,634,635,439	586,461,254
Distribution payable	17,825,705	11,260,592
Accrued interest payable (including accrued interest on repurchase agreements of $201,282 and $260,523, respectively)	6,274,292	1,772,724
Related party management fee payable	684,735	416,323
Accrued offering costs	192,553	219,242
Accrued expenses and other liabilities	556,815	338,207

Total liabilities	4,194,448,003	2,057,125,131

NET ASSETS	$559,714,082	$390,551,764

Net Assets consist of:
Common Stock, $0.01 par value, 500,000,000 shares authorized (44,659,508 and 29,692,654 shares issued and outstanding, respectively)	$446,595	$296,927
Additional paid in capital	624,283,275	439,354,081
Accumulated deficit	(65,015,788)	(49,099,244)

NET ASSETS	$559,714,082	$390,551,764

NET ASSET VALUE PER SHARE	$12.53	$13.15

CYPRESS SHARPRIDGE INVESTMENTS, INC.

STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended
	September 30, 2010	June 30, 2010
INVESTMENT INCOME - Interest income	$16,311,419	$17,265,278

EXPENSES:
Interest	1,108,985	1,081,011
Management fees	1,695,256	1,151,973
Related party management compensation	389,349	314,872
General, administrative and other	632,473	619,250

Total expenses	3,826,063	3,167,106

Net investment income	12,485,356	14,098,172

GAINS AND (LOSSES) FROM INVESTMENTS:
Net realized gain (loss) on investments	9,909,103	(2,167,600)
Net unrealized appreciation (depreciation) on investments	18,666,913	34,535,276

Net gain (loss) from investments	28,576,016	32,367,676

GAINS AND (LOSSES) FROM SWAP AND CAP CONTRACTS:
Net swap and cap interest income (expense)	(4,808,635)	(3,137,823)
Net gain (loss) on termination of swap contracts	(6,292,250)	(17,205,497)
Net unrealized appreciation (depreciation) on swap and cap contracts	(28,051,326)	1,482,962

Net gain (loss) from swap and cap contracts	(39,152,211)	(18,860,358)

NET INCOME	$1,909,161	$27,605,490

NET INCOME PER COMMON SHARE - DILUTED	$0.05	$1.46

Core Earnings:

Core Earnings represents a non-GAAP financial measure and is defined as net income (loss) excluding net realized gain (loss) on investments, net unrealized appreciation (depreciation) on investments, net realized gain (loss) on termination of swap contracts and unrealized appreciation (depreciation) on swap and cap contracts. In order to evaluate the effective yield of the portfolio, management uses Core Earnings to reflect the net investment income of our portfolio as adjusted to include the net swap and cap interest income (expense). Core Earnings allows management to isolate the interest income (expense) associated with our swaps and caps in order to monitor and project our borrowing costs and interest rate spread. In addition, management utilizes Core Earnings as a key metric in conjunction with other portfolio and market factors to determine the appropriate leverage and hedging ratios, as well as the overall structure of the portfolio.

The Company adopted Accounting Standards Codification (“ASC”) 946, Clarification of the Scope of Audit and Accounting Guide Investment Companies (“ASC 946”), prior to its deferral in February 2008, while most, if not all, other public companies that invest only in Agency RMBS have not adopted ASC 946. Under ASC 946, the Company uses financial reporting specified for investment companies, and accordingly, its investments are carried at fair value with changes in fair value included in earnings. Most other public companies that invest only in Agency RMBS include most changes in the fair value of their investments within shareholders’ equity, not in earnings. As a result, investors are not able to readily compare the Company’s results of operations to those of most of its competitors. The Company believes that the presentation of its Core Earnings is useful to investors because it provides a means of comparing its Core Earnings to those of its competitors. In addition, because Core Earnings isolates the net swap and cap interest income (expense) it provides investors with an additional metric to identify trends in the Company’s portfolio as they relate to the interest rate environment.

The primary limitation associated with Core Earnings as a measure of the Company’s financial performance over any period is that it excludes the effects of net realized gain (loss) from investments. In addition, the Company’s presentation of Core Earnings may not be comparable to similarly-titled measures of other companies, who may use different calculations. As a result, Core Earnings should not be considered as a substitute for the Company’s GAAP net income (loss) as a measure of our financial performance or any measure of our liquidity under GAAP.

	Three Months Ended
Non-GAAP Reconciliation:	September 30, 2010	June 30, 2010
NET INCOME	$1,909,161	$27,605,490
Net (gain) loss from investments	(28,576,016)	(32,367,676)
Net (gain) loss on termination of swap contracts	6,292,250	17,205,497
Net unrealized (appreciation) depreciation on swap and cap contracts	28,051,326	(1,482,962)

Core Earnings	$7,676,721	$10,960,349